Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 23, 2021, in the Registration Statement (Form S-1 No. 333-257985) and related Prospectus of The Fresh Market Holdings, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Raleigh, North Carolina

December 20, 2021